Exhibit 10.3

SUBSCRIPTION AGREEMENT

To:	J.P. Morgan Real Estate Income Trust, Inc.

277 Park Avenue

New York, NY 10172

Re:	Subscription Agreement for the Purchase of Shares of Common Stock and/or OP Units (this “Subscription Agreement”)

J.P. Morgan Investment Management Inc., a Delaware corporation (“JPMIM”), as of the 23rd day of February, 2022, agrees to purchase a number of shares of Class E common stock, par value $0.01 per share (such shares to be purchased and any subsequent shares of common stock of the Corporation (as defined below) received by JPMIM in connection with a conversion of Units (as defined below), collectively referred to herein as, the “Shares”), of J.P. Morgan Real Estate Income Trust, Inc., a Maryland corporation (the “Corporation”), or Class E units representing limited partnership interests (such units to be purchased referred to herein as, the “Units” and, together with the Shares, referred to herein as, the “Securities”) of J.P. Morgan REIT Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), or a combination thereof, in an aggregate amount of $100 million, subject to reduction to an amount not less than $25 million (the “Commitment”), pursuant to the terms and conditions of this Subscription Agreement. JPMIM also acts as the Corporation’s external investment adviser.

JPMIM acknowledges that the Corporation will not register the issuance of the Securities under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws (the “State Acts”) in reliance upon exemptions from registration contained in the Securities Act and the State Acts, and that the Corporation relies upon these exemptions, in part, because of JPMIM’s representations, warranties and agreements contained in this Subscription Agreement.

The parties hereto represent, warrant and agree as follows:

1.    On or prior to the date (such date referred to as, the “IPO Commencement Date”) on which the Corporation’s registration statement on Form S-11 (the “Registration Statement”) for its continuous public offering of shares of its common stock (the “Public Offering”) is declared effective by the Securities and Exchange Commission (the “SEC”), JPMIM hereby agrees to purchase from time to time an aggregate of $100 million in Shares or Units, or a combination thereof, subject to the following additional provisions:

a.    As of the date on which the Corporation accepts capital commitments for the purchase of Securities from investors unaffiliated with JPMIM in an aggregate amount exceeding $100 million pursuant to binding subscription agreements (“Other Seed Investor Commitments”), the Commitment may be reduced, in JPMIM’s discretion, by an amount equal to the following: (1) the aggregate amount of Other Seed Investor Commitments, minus (2) $100 million (the “Reduction Amount”); provided, that the Reduction Amount shall not exceed $75 million. Nothing herein shall prohibit JPMIM, in its sole discretion, from electing to make a Capital Contribution in an amount exceeding the obligation set forth herein if requested by the Corporation.

b.    The Corporation shall provide at least five (5) business days prior notice (each, a “Contribution Notice”) when the Corporation requires a capital contribution from JPMIM pursuant to this Subscription Agreement (a “Capital Contribution”). The Contribution Notice shall include the amount of the Capital Contribution (the “Capital Contribution Amount”) and the date by which such amount shall be paid to the Corporation (the “Contribution Date”).

c.    JPMIM shall make all Capital Contributions pursuant to the terms of this Subscription Agreement in U.S. dollars by wire transfer of immediately available funds on the applicable Contribution Date.

d.    In exchange for each Capital Contribution pursuant to the terms of this Subscription Agreement, the Corporation shall issue to JPMIM a number of Shares or Units, or a combination thereof, pursuant to JPMIM’s written instructions equal to the applicable Capital Contribution Amount divided by a per Share/Unit price equal to either (i) where the Corporation has not yet purchased its first investment in real estate or real estate debt, a per Share/Unit price equal to $10.00 or (ii) after the date on which the Corporation purchases its first investment in real estate or real estate debt, a per Share/Unit price equal to the most recently determined net asset value (“NAV”) of each Share/Unit immediately prior to the Contribution Date, as determined by JPMIM and consistent with the valuation procedures described in the Registration Statement.

2.    JPMIM hereby represents and warrants to each of the Corporation and the Operating Partnership as follows:

a.    JPMIM has carefully read this Subscription Agreement and, to the extent it believes necessary, has discussed with its counsel the representations, warranties and agreements that it makes by signing this Subscription Agreement and acknowledges and agrees to all of the limitations set forth herein relating to the repurchase by the Corporation or the Operating Partnership, as applicable, of such Securities.

b.    JPMIM is a legal entity duly organized, validly existing and in good standing under the laws of the state, commonwealth or other jurisdiction wherein it was organized or established. JPMIM has all requisite power and authority to purchase the Securities, execute and deliver this Subscription Agreement and to perform all of the obligations required to be performed by JPMIM hereunder, and such purchase and performance will not violate or contravene any law, rule or regulation binding on or applicable to JPMIM or any investment guideline or restriction applicable to JPMIM. The person executing this Subscription Agreement on behalf of JPMIM is duly authorized to do so in the capacity in which such person is executing this Subscription Agreement. This Subscription Agreement and any other documents executed and delivered by JPMIM in connection herewith have been duly authorized, executed, and delivered by JPMIM, and are the legal, valid, and binding obligations of JPMIM, enforceable against JPMIM in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general application related to or affecting creditors’ rights and by general equitable principles.

c.    JPMIM is purchasing the Securities for its own account, with the intention of holding the Securities for investment and with no present intention of dividing or allowing others to participate in this investment or of reselling or otherwise participating, directly or indirectly, in a distribution of the Securities. JPMIM will not make any sale, transfer or other disposition of the Securities without registration under the Securities Act and the State Acts unless an exemption from registration is available under the Securities Act and the State Acts. JPMIM acknowledges that JPMIM and its affiliates have no right to require the Corporation, the Operating Partnership or any other party to seek such registration of the Securities. JPMIM acknowledges that the Corporation has no obligation to comply with the conditions of Rule 144 promulgated under the Securities Act or to take any other action necessary in order to make available any exemption for the resale of the Securities without registration. JPMIM further acknowledges that (i) the Shares will be subject to significant restrictions on transferability and ownership as set forth from time to time in the Corporation’s charter (the “Charter”) and (ii) the Units will be subject to significant restrictions on transferability as set forth from time to time in the Operating Partnership’s limited partnership agreement (as amended from time to time, the “Operating Partnership Agreement”).

d.    JPMIM is familiar with the business in which the Corporation is or will be engaged, and based upon its knowledge and experience in financial and business matters, it is familiar with the investments of the type that it is agreeing to undertake in this Subscription Agreement; it is fully aware of the problems and risks involved in making investments of this type; and it is capable of evaluating the merits and risks of such investments.

e.    JPMIM is not relying on any communication (written or oral) of the Corporation, the Operating Partnership or any of their respective affiliates as investment or tax advice or as a recommendation to purchase the Securities. JPMIM acknowledges that no U.S. federal or state or non-U.S. agency has passed upon the merits or risks of an investment in the Securities or made any finding or determination concerning the fairness or advisability of an investment in the Securities.

f.    JPMIM has such knowledge, skill and experience in business, financial and investment matters that JPMIM is capable of evaluating the merits and risks of an investment in the Securities and making an informed investment decision with respect thereto. JPMIM has made an independent legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Securities. JPMIM is able to bear the substantial economic risks related to an investment in the Securities for an indefinite period of time, has no need for liquidity in such investment, and can afford a complete loss of such investment.

g.    JPMIM is an “accredited investor” as defined in Regulation D under the Securities Act. JPMIM agrees to furnish additional information reasonably requested by the Corporation to assure compliance with applicable securities laws, rules and regulations in connection with the purchase and sale of the Securities.

h.    JPMIM acknowledges that neither the Corporation nor any other person offered to sell the Securities by means of, and JPMIM is not investing in the Securities as a result of, any form of general solicitation or advertising, including but not limited to: (a) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or (b) any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

i.    Except as otherwise disclosed to the Corporation, JPMIM hereby certifies that none of the disqualifying events or conditions (each, a “Rule 506(d) Event”) described in Rule 506(d) under Regulation D promulgated under the Securities Act has occurred or is true as of the date hereof with respect to (a) JPMIM or (b) any beneficial owner of JPMIM which indirectly holds 20% or more of the total outstanding shares of the Corporation. JPMIM shall promptly notify the Corporation, in the event that, after the date hereof, the foregoing sentence is no longer accurate.

j.    JPMIM acknowledges that neither the Corporation nor the Operating Partnership will issue physical certificates for the Securities. Instead, the Securities will be recorded on the books and records of the Corporation or the Corporation’s transfer agent or the books and records of the Operating Partnership, as applicable.

k.    JPMIM acknowledges that the representations made by JPMIM herein shall be continuing and must be valid as of each Contribution Date. If there is any material change to the facts or circumstances underlying the representations made by JPMIM herein such that the representations would become false, inaccurate or misleading, JPMIM agrees to promptly notify the Corporation and the Operating Partnership of such material change.

3.    The Corporation and the Operating Partnership hereby represent and warrant to JPMIM as follows:

a.    The Corporation is a legal entity duly organized, validly existing and in good standing under the laws of the state of Maryland. The Operating Partnership is a legal entity duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of the Corporation and the Operating Partnership has all requisite power and authority to execute and deliver this Subscription Agreement and to perform all of the obligations required to be performed by it hereunder, and such performance will not violate or contravene any law, rule or regulation binding on or applicable to the Corporation or the Operating Partnership. The person executing this Subscription Agreement on behalf of each of the Corporation and the Operating Partnership is duly authorized to do so in the capacity in which such person is executing this Subscription Agreement. This Subscription Agreement and any other documents executed and delivered by each of the Corporation and the Operating Partnership in connection herewith have been duly authorized, executed, and delivered by the Corporation and the Operating Partnership, as applicable, and are the legal, valid, and binding obligations of the Corporation and the Operating Partnership, enforceable against the Corporation and the Operating Partnership, as applicable, in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general application related to or affecting creditors’ rights and by general equitable principles.

b.    Neither the offer and sale of the Securities nor the execution and delivery by the Corporation or the Operating Partnership of, and the performance by the Corporation and the Operating Partnership of their respective obligations under, this Subscription Agreement will result in a violation or default of, or the imposition of any lien upon any property or assets of the Corporation or the Operating Partnership or any of their respective subsidiaries pursuant to (a) any provision of applicable law, (b) their respective organizational documents, (c) the organizational documents, each as amended, of any subsidiary of the Corporation or the Operating Partnership, (d) any agreement or other instrument binding upon the Corporation or the Operating Partnership or any subsidiary of the Corporation or the Operating Partnership or (e) any order any governmental entity, agency or court having jurisdiction over the Corporation or the Operating Partnership or any subsidiary of the Corporation or the Operating Partnership or any of their properties, except in the case of clauses (a), (c), (d) and (e) for any such violation, default or lien that would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Corporation’s or the Operating Partnership’s business, financial condition or results of operations or the Corporation’s or the Operating Partnership’s ability to perform its obligations under this Subscription Agreement.

c.    No consent, approval, authorization, order, registration, qualification or filing of or with any governmental entity by the Corporation or the Operating Partnership is required in connection with the transactions contemplated herein, except such as may be required under the Securities Act or State Acts. No consent, approval, or authorization of any other person is required to be obtained by the Corporation or the Operating Partnership in connection with the transactions contemplated herein, except for any such consent, approval or authorization that would not reasonably be expected to materially and adversely affect the Corporation’s or the Operating Partnership’s business, financial condition or results of operations or the Corporation’s or the Operating Partnership’s ability to perform its obligations under this Subscription Agreement.

d.    The Securities to be issued pursuant to the terms of this Subscription Agreement will, when issued, paid for and delivered, be duly and validly authorized, issued and delivered and shall be fully paid and non-assessable, and such Securities will be free and clear of all taxes, liens (other than transfer restrictions imposed hereunder, under the Charter or the Operating Partnership Agreement or by applicable law), preemptive rights, subscription and similar rights.

e.    As of the date hereof, there is no action, suit or proceeding before or by any court or governmental agency or body, now pending, or, to the knowledge of the Corporation or the Operating Partnership, threatened against the Corporation or the Operating Partnership or any of their respective subsidiaries, which would have a material adverse effect on or would materially and adversely affect the properties or assets of the Corporation or the Operating Partnership or which might materially and adversely affect the Corporation’s or the Operating Partnership’s ability to perform its obligations under this Subscription Agreement.

f.    Each of the Corporation and the Operating Partnership acknowledge that the representations made by it herein shall be continuing and must be valid as of each Contribution Date.

4.    The Securities purchased by JPMIM described herein shall be subject to the following repurchase terms:

a.    Subject to the terms and conditions set forth in this Section 4, following the end of each month after the earlier of (x) the date on which the Corporation’s NAV reaches $1.5 billion and (y) the third anniversary of the IPO Commencement Date, the Corporation and/or the Operating Partnership shall automatically, and without any further action by the Corporation, JPMIM or any affiliate thereof, repurchase or redeem, as applicable, from JPMIM a number of Securities in an amount equal to any remaining availability of repurchases under the Corporation’s share repurchase plan for public stockholders as described in the Registration Statement, as amended from time to time (the “Share Repurchase Plan”), after fulfilling any third party stockholder requests with respect to such month pursuant thereto (any such repurchase or redemption, a “JPM Mandatory Repurchase”), until such time as the Corporation and Operating Partnership have repurchased or redeemed, as applicable, all of the Securities owned by JPMIM. In addition, subject to the limitations set forth in this Section 4, at any time after the first anniversary of the IPO Commencement Date where the aggregate NAV of the shares of the Corporation’s common stock and units representing limited partnership interests in the Operating Partnership owned by JPMIM, together with any such shares and units owned by its affiliates, represent a 24.99% or greater interest in the Corporation and the Operating Partnership, on a fully diluted basis (such percentage referred to herein as the “JPM Interest”), the Corporation or the Operating Partnership, at the Corporation’s election, shall automatically, and without any further action by the Corporation, JPMIM or any such affiliate, repurchase or redeem, as applicable, an amount of Securities such that the JPM Interest is equal to approximately 24.99% after giving effect to the repurchase or redemption (any such repurchase or redemption, a “JPM Regulatory Repurchase” and, referred to collectively with any JPM Optional Repurchase, a “JPM Repurchase”).

b.    The price per Share or Unit for each JPM Repurchase shall be equal to the then-current NAV per Share or per Unit, as applicable, of the corresponding class of Share or Unit that is the subject of the JPM Repurchase, as determined monthly and in effect at the time of such JPM Repurchase.

c.    For so long as JPMIM or its affiliate acts as investment adviser to the Corporation, the Corporation and/or the Operating Partnership, as applicable, shall not effect any JPM Mandatory Repurchase with respect to any month in which either (i) the full amount of all shares of the Corporation’s common stock requested to be repurchased under the Share Repurchase Plan are not repurchased or (ii) the Share Repurchase Plan has been suspended.

d.    Should any JPM Repurchase, in the Corporation’s judgment, place an undue burden on the Corporation’s liquidity, adversely affect the Corporation’s operations or risk having an adverse impact on the Corporation as a whole, the Corporation may elect not to redeem or repurchase from JPMIM, or may offer to purchase or redeem less than the amount of the JPM Repurchase.

e.    The Corporation may in its sole discretion determine to suspend purchases or redemptions under this repurchase arrangement if it is prohibited from purchasing the Securities by a legal, contractual or regulatory restriction applicable to it or its affiliates.

f.    For so long as JPMIM or its affiliate acts as investment adviser to the Corporation, JPMIM will not request that Shares be repurchased under the Share Repurchase Plan.

5.    JPMIM agrees that it will not vote any of the Shares of the Corporation that it owns regarding (i) the removal of it or any of its affiliates as the Corporation’s investment adviser or (ii) any transaction between JPMIM or any of its affiliates and the Corporation; provided, however, that the forgoing voting restrictions will cease to apply beginning on and continuing from the date on which JPMIM or any of its affiliates no longer serves as the Corporation’s investment adviser.

6.    The principal office of JPMIM is at the address shown under its signature on the signature page of this Subscription Agreement.

7.    This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of laws provisions therein.

8.    This Subscription Agreement contains the entire agreement between the parties with respect to the subject matter thereof. The provisions of this Subscription Agreement may not be modified or waived except in a writing signed by both parties.

9.    This Subscription Agreement and the rights, powers and duties set forth herein shall, except as set forth herein, bind and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto. The parties hereto may not assign any of their respective rights or interests in and under this Subscription Agreement without the prior written consent of the other party, and any attempted assignment without such consent shall be void and without effect.

10.    If any part of this Subscription Agreement is held by a court of competent jurisdiction to be unenforceable, illegal or invalid, the balance of this Subscription Agreement shall remain in effect and unaffected by such unenforceability, illegality or invalidity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Subscription Agreement as of the date first above written.

JPMIM:

J.P. MORGAN INVESTMENT MANAGEMENT INC., a Delaware corporation

By:	/s/ Beverly Hoyng
Name:	Beverly Hoyng
Title:	Managing Director
Address:	1111 Polaris Pkwy, Floor 3F Columbus, OH 43240
EIN:	13-3200244

Acknowledged by:

THE CORPORATION:

J.P. MORGAN REAL ESTATE INCOME TRUST, INC., a Maryland corporation

By:	/s/ Christian Porwoll
Name:	Christian Porwoll
Title:	Secretary

THE OPERATING PARTNERSHIP:

J.P. MORGAN REIT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By: J.P. Morgan Real Estate Income Trust, Inc., its general partner

By:	/s/ Christian Porwoll
Name:	Christian Porwoll
Title:	Secretary

[Signature Page to JPM Subscription Agreement]